DATED May 22, 2014
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-195039
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES H, FLOATING RATE NOTES DUE 2016

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series H, Floating Rate Notes Due 2016
Format:	SEC Registered-Registration Statement Number 333-195039
Trade Date:	May 22, 2014
Settlement Date (Original Issue Date):	May 28, 2014
Maturity Date:	May 20, 2016
Principal Amount:	$250,000,000
Price to Public (Issue Price):	100.00%
Dealer’s Commission:	0.10% (10 basis points)
All-in-price:	99.90%
Net Proceeds to Issuer:	$249,750,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+10 basis points (0.10%)
Index Maturity:	Three Months
Interest Rate Calculation:	3 Month USD LIBOR determined on each Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 20th of February, May, August and November of each year
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 20th of February, May, August and November of each year, commencing August 20, 2014 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Agents:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (80.00%)
U.S. Bancorp Investments, Inc. (20.00%)
Billing and Delivery Agents:	Merrill Lynch, Pierce, Fenner & Smith Incorporated (80.00%)
U.S. Bancorp Investments, Inc. (20.00%)
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L6A4
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at (800) 294-1322 or U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607.